Exhibit 99.1

Safety Shot Terminates Partnership With Brand Ambassador Ryan Garcia Following Disparaging Remarks

Safety Shot Has Zero-Tolerance For Any Sort Of Hate Speech

JUPITER, FL, July 8, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) announces the termination of its partnership with professional boxer Ryan Garcia.

Safety Shot has a zero-tolerance policy towards discrimination and upholds the highest standards for its brand ambassadors. Safety Shot has effectively severed ties and terminated the relationship whereby Ryan Garcia no longer has any association with nor is a brand ambassador of Safety Shot.

“We do not tolerate any form of disrespect to members of our community,” said Safety Shot CEO, Jarrett Boon. “It is of the utmost importance that the people representing Safety Shot align with our core values. While we are severely disappointed in Mr. Garcia’s failure to live up to our Company’s standards, we wish him luck as he enters drug and alcohol rehab and attempts to turn his life around.”

For more information, visit www.drinksafetyshot.com.

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Melissa Kanter

Phone: 201-213-3239

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com